Exhibit 99.1

DRAFT - FOR IMMEDIATE RELEASE

Contact:                                              CardioNet, Inc.

Heather C. Getz

Investor Relations

800-908-7103

investorrelations@cardionet.com

Fred Middleton to Retire from Board of CardioNet, Inc.

Conshohocken, Pa — (BUSINESS WIRE) — January 27, 2010 —  CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, announced today that Fred Middleton will not stand for re-election to the Board of Directors at the expiration of his current term in May 2011.  Mr. Middleton has been a Director of CardioNet since 2000 and a member of the Company’s Audit and Nominating and Governance Committees.

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “On behalf of the Board of Directors and the management team, I would like to thank Fred for his years of service to CardioNet.  He has been instrumental to the growth of our organization and has been a valuable member of the team.”

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.